Form of Common Stock Opinion

Exhibit 5.1

January 18, 2006

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

RE: Susquehanna Bancshares, Inc., Registration Statement on Form S-4 (Registration No. 333-130414)

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 5,000,000 shares of common stock, par value $2.00 per share, of the Company (the “Shares”) in connection with the merger (the “Merger”) of Minotola National Bank (“Minotola”) with and into Susquehanna Patriot Bank, the Company’s wholly-owned subsidiary (“SPB”) pursuant to the Agreement and Plan of Merger dated as of November 14, 2005 among the Company, SPB and Minotola (the “Merger Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and assuming (i) that the requisite vote by Minotola shareholders regarding the approval and adoption of the Merger Agreement is obtained, (ii) the receipt of required regulatory approvals, and (iii) the proper filing of the Bank Merger Agreement (as defined in Section 1.3 of the Merger Agreement) and the accompanying certification required by Section 137 of the New Jersey Banking Act of 1948 with the Department of Banking and Insurance of the State of New Jersey, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered by the Company against receipt of shares of Minotola common stock in the manner contemplated by the Registration Statement and in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

Susquehanna Bancshares, Inc.

January 18, 2006

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/S/    MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP